CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this Form S-3 (File No. 333-161963) of our reports dated March 10, 2010 relating to the consolidated financial statements and related financial statement schedules of AXA Equitable Life Insurance Company (the "Company"), which reports appear in the Company's Annual report on Form 10-K for the year ended December 31, 2009 which is incorporated by reference in the Prospectus. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Prospectus.


/s/ PricewaterhouseCoopers LLP
New York, New York
March 10, 2010